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                                                                  EXHIBIT 99.187

CRIBARI, JIM
--------------------------------------------------------------------------------

FROM:             ali vojdani
SENT:             Thursday, October 30, 1997 4:36 PM
TO:               Terry McManus; Jim Robertson; Andy Goletz; Dariush
                  Shirmohammadi; Shangyou Hao; Jill Cribari; Jim Cribari; Steve
                  Ingram; PSC-ISOArchive
CC:               Mehdi Assadian
SUBJECT:          Highlights of the SCUG meeting on 10/28


         --20 organizations have expressed interest in becoming an SC on 1/1/98 or soon after that.

         --SCs are to submit master file data to ISO via an Excel Spreadsheet or MS Access. There is no defined business process for sending changes to ISO. ISO offered to SCs to work together to figure out how to do that.

         --ISO, based on Ziad's recommendation (and against my recommendation) committed to the SCs to allow 1 MW tolerance for balanced schedules from each SC. This will create difficulty for CONG that expects the overall system to be balanced within 1 MW. I cautioned Ziad that we may not be able to do this (and would probably need a change order).

         --ISO presented the final draft of its take out points based on the current SA data. A major task for utilities is now to create a mapping between the grid take out points and distribution feeder IDs to create a correspondence between customers and take out points.

         --SCUG has identified their highest priority issues as follows: 1) Portfolio energy bidding, 2) zonal (small network) congestion management., 3) portfolio ancillary services bidding. They had a meeting with ISO last week and had discussed. They are meeting with ISO again next week.

         --Susan Schneider, the VP of customer services of ISO was introduced. She claimed she is going to look at SCIJO as the ISO customers and would try to create a customer oriented culture at ISO. She is going to look into SCUG training needs and possibility of funding SCUG meetings in the future to get a resolution.

         --At SCUG's request, ISO gave an update on our training program. SCUG is still interested in seeing a more detailed course outline for SC training so that they can decide who to send to which segment of the training.

         --SCUG interested in sacrificing accuracy of GMMs to simplify things. They asked ISO to look into using seasonal GMMs, perhaps with peak and off-peak variations.

         --Unified Information presented their software system, which is intended to help SCs prepare their bids to the ISO.

         --I made another contact at Power Trading of ENRON, Thresa Allen (713-853-6598). She is going to participate in ISO ODR at Folsom. She could be a good entry point for selling training or consulting services to ENRON.



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@PS,
Beverly Z Alexander@Vps@PG, Mike A Katz@PLN@PGFP, Michael D Rogers@GeoSC@RwrNob, Ann D Kozlovsky@Fuels@PGFP
Cc:
From:             KMSO@PClOs@PS
Date:             Wednesday, October 29, 1997 at 11:57:15 am PST


Comments:

---------------------- [ Original Message ] ----------------------
To:               Gordon Smith@CEO@Exec, E James Macias@SVP@GTS, Daniel D
Richard@SVP@GovReg, Steven L Kline@VPSREG@FAR, William R. Mazotti@Vps@GS, Roger J Peters@Law@GenlCnsl, Mark D Patrizio@Law@GenlCnsl, Stephen J Metague@TC@PS, Kermit R Kubitz@Law@GenlCnsl, Stuart K Gardiner@Law@GenlCnsl, William V Manheim@Law@GenlCnsl, Ted A Reece@PClOs@PS, Karen M Shea@PClOs@PS, Leslie H Everett@VP@CorpSec, Beverly Z Alexander@Vps@PG
Cc:               Paulette C Pidcock@Fed@GovRel, Thomas M Hill@Fed@GovRel,
Edward T Bedwell@Fed@GovRel, Rick Carter@Fre@ComRel, Sham E Cooper@News@PR, Megan Smith Janis@Vps@GovRel, Maria C Caceres@VPSREG@FAR
From:             DXH4@FERC@FAR
Date:             Wednesday, October 29, 1997 at 12:03:34 pm EST

Today the FERC conditionally approved the transfer of control of transmission facilities to the ISO and the initiation of the Power Exchange. They also conditionally approved the request by PG&E, SCE and SDG&E to sell into the PX at market based rates and the ISO Must Run Contracts---both with some modification. While the Order is not yet available, here are the highlights:

1. Allows for limited testing/start up 11/1/97 and limited start on 1/1/98, pending certification by the company CEOs and the ISO CEO that reliability will not be compromised.

2. Grants the market based rate requests with monitoring and some modification.

3. Provides a list of further requirements for filing, future monitoring and reporting. The emphasis is on conditional approval with lots of reporting.

4. Requires analysis and allows for mid-course correction of boards and substantive activities in 3 years.

5. Rejects the request for rehearing on the California residency requirement and the continuing role of the Oversight Board.

6. Accepts the governing boards, by laws, etc. as appropriate and demonstrating independence.

7. Accepts access fee and congestion pricing as meeting the principle of non-pancaked rates.

8. Accepts ancillary services protocols and expansion protocols with monitoring.

9. Accepts the active and inactive zones, but asks for clarification on interzonal congestion.

10. Removes overgeneration procedures from ISO, relying on scheduling coordinators, including the PX, to solve problems.

11. Accepts the details of the PX auction, but requires further study.

12. Accepts bid caps and bid floors as described in filings.

Comments by Commissioners:

Massey: Still need some details, but comfort is rising. Can't defer to California's request for residency requirement and ongoing role of Oversight Board. These are inconsistent with Federal Power Act. Divestiture commitments made the difference. Without them, the FERC would not have a long term plan



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for mitigating market power.

Bailey: Don't let customer choice jeopardize reliability. ISO must make sure reliability is protected, hence the required certification by CEOs.

Hoecker: "California has taken what works in practice--the utility industry--and is testing whether it will work in theory." While racing against the clock, FERC has had to ensure that the proposal is legally sufficient.

That's it for now. We'll know much more when we receive the almost 300 page order. If I didn't mention it, e.g., encumbrances, it's because it was not mentioned in comment, not because it's missing from the document. Dede



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